STEUBEN TRUST CORPORATION
POWER OF ATTORNEY

The Issuer and each person whose signature appears below hereby appoints Brenda L. Copeland, John S. Eagleton, and James P. Nicoloff, and each of them, as attorneys-in-fact, each with full power of substitution, to execute in their names and on behalf of the Issuer and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Offering Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this Offering Statement with the Securities and Exchange Commission. This Power of Attorney may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

SIGNATURES

Date: 1/17, 2019	David A. Shults, Director and Chairman of the Board
Date: 1/17, 2019	Brenda L. Copeland, Director, CEO & Vice Chair of the Board
Date: 2/14, 2019	Michael E. Davidson, Director
Date: 1/17, 2019	John S. Eagleton, Director & President
Date: 1/17/19, 2019	Stoner E. Horey, Director
Date: 1/17, 2019	Stanley R. Klein
Date: 1/17, 2019	Amanda S. Parker, Director
Date: 2/14, 2019	Sherry C. Walton, Director
Date: 1/17, 2019	Brian L. Wilkins, Director
Date: 1/17, 2019	Mark A. Zupan, Director